Prospectus	Filed Pursuant to Rule 424(b)(3)
Registration No. 333-283699

9,621,454 Shares

Common Stock

Offered by the Selling Stockholders

This prospectus relates to the proposed resale or other disposition of up to an aggregate of 9,621,454 shares of common stock, par value $0.0001 per share (the “Common Stock”), by the selling stockholders identified in this prospectus (the “Selling Stockholders”), including (i) 3,867,289 shares of Common Stock issued upon the closing of the transactions contemplated by, and settlement of certain post-closing purchase price adjustments pursuant to, the FMS Merger Agreement (as defined below) and (ii) up to 5,754,165 shares of Common Stock that may be issuable upon the achievement of certain earnout conditions set forth in the FMS Merger Agreement (as defined below). We are registering the offer and sale of the shares of the Common Stock owned by the Selling Stockholders to satisfy registration rights we granted to them pursuant to an agreement and plan of merger with the parties affiliated with the Selling Stockholders in connection with our acquisition of Flight Test & Mechanical Solutions, Inc. (the “FMS Merger Agreement”). We are not selling any shares of our Common Stock under this prospectus and will not receive any proceeds from the sale of our Common Stock by the Selling Stockholders.

Each time any of the selling stockholders offers and sells securities, such selling stockholders may provide a supplement to this prospectus that contains specific information about the offering and the amounts, prices and terms of the securities. The supplement may also add, update or change information contained or incorporated by reference in this prospectus with respect to that offering. You should carefully read this prospectus and the applicable prospectus supplement before you invest in any of our securities.

The Selling Stockholders, together or separately, may offer and sell the securities described in this prospectus and any prospectus supplement to or through one or more underwriters, dealers and agents, or directly to purchasers, or through a combination of these methods. If any underwriters, dealers or agents are involved in the sale of any of the securities, their names and any applicable purchase price, fee, commission or discount arrangement between or among them will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. See the sections of this prospectus titled “About this Prospectus” and “Plan of Distribution” for more information. No securities may be sold without delivery of this prospectus and the applicable prospectus supplement describing the method and terms of the offering of such securities.

INVESTING IN OUR SECURITIES INVOLVES RISKS. SEE THE SECTION TITLED “RISK FACTORS” ON PAGE 7 OF THIS PROSPECTUS AND ANY SIMILAR SECTION CONTAINED IN THE APPLICABLE PROSPECTUS SUPPLEMENT CONCERNING FACTORS YOU SHOULD CONSIDER BEFORE INVESTING IN OUR SECURITIES.

Our Common Stock is listed on The Nasdaq Global Market (“Nasdaq”) under the symbol “BAER.” On December 16, 2024, the last reported sale price of our Common Stock on The Nasdaq Global Market was $2.27 per share.

We are an “emerging growth company” and “smaller reporting company” under the federal securities laws, and, as such, are subject to reduced public company reporting requirements.

Neither the Securities and Exchange Commission nor any regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 17, 2024.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (“SEC”) using the “shelf” registration process. Under the shelf registration process, the Selling Stockholders may, from time to time, sell up to an aggregate of 9,621,454 shares of Common Stock in one or more offerings as described in the section of this prospectus entitled “Plan of Distribution.” We will not receive any proceeds from the sale by such Selling Stockholders of the securities offered by them described in this prospectus.

In connection with the offer and sale of securities by the Selling Stockholders, the Selling Stockholders may provide a prospectus supplement to this prospectus that contains specific information about the securities being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. Any such prospectus supplement or free writing prospectus may also add, update or change information contained or incorporated by reference in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read both this prospectus and any applicable prospectus supplement or free writing prospectuses, together with the additional information described under the section titled “Where You Can Find More Information; Incorporation by Reference.”

Neither we, nor the Selling Stockholders, have authorized anyone to provide you with any information or to make any representations other than those contained or incorporated by reference in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the Selling Stockholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We and the Selling Stockholders will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the section titled “Risk Factors” contained in this prospectus, any applicable prospectus supplement and any applicable free writing prospectus, and under similar sections in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

Unless the context indicates otherwise, references in this prospectus to the “Company,” “Bridger,” “we,” “us,” “our,” and similar terms refer to Bridger Aerospace Group Holdings, Inc., a Delaware corporation (formerly known as Wildfire New PubCo, Inc.), and its consolidated subsidiaries.

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CautIONARY STATEMENT Regarding Forward-Looking Statements

This prospectus and any accompanying prospectus supplement, as well as the documents incorporated by reference herein, contain forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about the beliefs and expectations of Bridger, are forward-looking statements, including for purposes of the safe harbor provisions under the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally are accompanied by words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect,” “should,” “would,” “plan,” “project,” “forecast,” “predict,” “poised,” “positioned,” “potential,” “seem,” “seek,” “future,” “outlook,” “target,” and similar expressions that predict or indicate future events or trends or that are not statements of historical matters, but the absence of these words does not mean that a statement is not forward-looking. These statements are based on various assumptions and estimates, whether or not identified in this prospectus, and on the current expectations of Bridger’s management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. Many actual events and circumstances are beyond the control of Bridger. These forward-looking statements are subject to a number of risks and uncertainties, including: Bridger’s ability to identify and effectively implement any current or future anticipated cost reductions, including any resulting impacts to Bridger’s business and operations therefrom; the duration or severity of any domestic or international wildfire seasons; changes in domestic and foreign business, market, financial, political and legal conditions; Bridger’s failure to realize the anticipated benefits of any acquisitions; Bridger’s successful integration of any aircraft (including achievement of synergies and cost reductions); Bridger’s ability to successfully and timely develop, sell and expand its services, and otherwise implement its growth strategy; risks relating to Bridger’s operations and business, including information technology and cybersecurity risks, loss of requisite licenses, flight safety risks, loss of key customers and deterioration in relationships between Bridger and its employees; risks related to increased competition; risks relating to potential disruption of current plans, operations and infrastructure of Bridger, including as a result of the consummation of any acquisition; risks that Bridger is unable to secure or protect its intellectual property; risks that Bridger experiences difficulties managing its growth and expanding operations; Bridger’s ability to compete with existing or new companies that could cause downward pressure on prices, fewer customer orders, reduced margins, the inability to take advantage of new business opportunities, and the loss of market share; the ability to successfully select, execute or integrate future acquisitions into Bridger’s business, which could result in material adverse effects to operations and financial conditions; and those factors discussed in the section of this prospectus entitled “Risk Factors.” Forward-looking statements are also subject to the risk factors and cautionary language described from time to time in the reports Bridger files with the U.S. Securities and Exchange Commission, including those in Bridger’s most recent Annual Report on Form 10-K and any updates thereto in Bridger’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. If any of these risks materialize or our assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. The risks and uncertainties above are not exhaustive, and there may be additional risks that Bridger presently does not know or that Bridger currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect Bridger’s expectations, plans or forecasts of future events and views as of the date of this prospectus. Bridger anticipates that subsequent events and developments will cause Bridger’s assessments to change. However, while Bridger may elect to update these forward-looking statements at some point in the future, Bridger specifically disclaims any obligation to do so, except as may be required by law. These forward-looking statements should not be relied upon as representing Bridger’s assessments as of any date subsequent to the date of this prospectus. Accordingly, undue reliance should not be placed upon the forward-looking statements contained or incorporated by reference in this prospectus.

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WHERE YOU CAN FIND MORE INFORMATION; INCORPORATION BY REFERENCE

Available Information

We file reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is http://www.sec.gov.

Our corporate website address is www.bridgeraerospace.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement or any related free writing prospectus that we may provide about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

Incorporation by Reference

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 20, 2024, as amended by Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2023, filed with the SEC on July 12, 2024;

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2024, filed with the SEC on May 14, 2024, as amended by Amendment No. 1 to our Quarterly Report on Form 10-Q/A for the fiscal quarter ended March 31, 2024, filed with the SEC on July 12, 2024, our Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2024 filed with the SEC on August 13, 2024 and our Quarterly Report on Form 10-Q for the fiscal quarter ended September 30, 2024 filed with the SEC on November 13, 2024;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2023 filed with the SEC on March 20, 2024 from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 29, 2024;

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•	our Current Reports on Form 8-K (other than portions thereof furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits accompanying such reports that relate to such items) filed with the SEC on March 8, 2024, April 16, 2024, May 31, 2024, July 1, 2024 and November 12, 2024; and

•	the description of our securities contained in our registration statement on Form 8-A filed with the SEC on January 24, 2023, including any amendments or reports filed for the purposes of updating this description, including Exhibit 4.3 to our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 20, 2023.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and will become a part of this prospectus from the respective dates that such documents are filed with the SEC. Any statement contained herein or in a document incorporated, or deemed to be incorporated, by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov and on our website, free of charge, at www.bridgeraerospace.com/investors. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of and is not incorporated into, this prospectus.

Documents incorporated by reference are available from us, without charge. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address:

Bridger Aerospace Group Holdings, Inc.
90 Aviation Lane

Belgrade, Montana 59714
Telephone Number: (406) 813-0079

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THE COMPANY

Overview of the Company

Bridger provides aerial wildfire surveillance, relief and suppression and aerial firefighting services using next-generation technology and environmentally friendly and sustainable firefighting methods primarily throughout the United States, as well as airframe modification and integration solutions for governmental and commercial customers. Our mission is to save lives, property and habitats threatened by wildfires, leveraging our high-quality team, specialized aircraft and innovative use of technology and data. We are meeting an underserved and growing need for next-generation full-service aerial firefighting platforms.

Our portfolio is organized across three core offerings:

•	Fire Suppression: Consists of deploying specialized Viking CL-415EAF (“Super Scooper”) aircraft to drop large amounts of water quickly and directly on wildfires.

•	Aerial Surveillance: Consists of providing aerial surveillance via manned (“Air Attack”) aircraft for fire suppression aircraft over an incident and providing tactical coordination with the incident commander.

•	Maintenance Repair: Consists of maintenance and repair services for return-to-service upgrades of the Spanish Scoopers as well as airframe modifications and integration solutions for government and commercial customers.

We manage our operations as a single segment for purposes of assessing performance, making operating decisions and allocating resources.

Additional Information

The Company’s executive office is located at 90 Aviation Lane, Belgrade, Montana 59714, and the Company’s phone number is (406) 813-0079. Our website address is www.bridgeraerospace.com. Information contained on our website or connected thereto does not constitute part of, and is not incorporated by reference into, this prospectus or the registration statement of which it is a part.

For additional description of our business, financial condition, results of operations and other important information, we refer you to our filings with the SEC that are incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, filed with the SEC on March 20, 2024, as amended by Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2023, filed with the SEC on July 12, 2024. For instructions on how to find copies of these documents, see the section of this prospectus entitled “Where You Can Find More Information; Incorporation by Reference.”

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RISK FACTORS

Investment in the Common Stock offered pursuant to this prospectus and any applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K/A, our most recent Quarterly Report on Form 10-Q, and any subsequent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before making a decision about investing in our securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also carefully read the section entitled “Cautionary Statement Regarding Forward-Looking Statements” included in our most recent Annual Report on Form 10-K/A and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

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USE OF PROCEEDS

We will not receive any of the proceeds from the sale of Common Stock being offered by any of the Selling Stockholders. The Selling Stockholders will pay any underwriting discounts, selling commissions and stock transfer taxes or any other expenses incurred by the Selling Stockholders in connection with the sale of the shares of Common Stock. We will bear all other fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration, filing and printing fees and expenses, fees and expenses of our counsel and our independent registered public accountants.

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DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities and is qualified by reference to our amended and restated charter (the “Amended and Restated Charter”) and our amended and restated bylaws (the “Amended and Restated Bylaws”), which are exhibits to the registration statement of which this prospectus is a part, as well as the Stockholders Agreement, dated January 24, 2023, by and among the Company, certain former direct and indirect equityholders of Bridger Aerospace Group Holdings, LLC, a Delaware limited liability company, and certain stockholders of the Company that are affiliates of Blackstone Inc. (the “Stockholders Agreement”), and the Warrant Agreement, dated as of January 26, 2021, by and between Jack Creek Investment Corp., a Cayman Islands exempted company (“JCIC”), and Continental Stock Transfer & Trust Company (the “Warrant Agent” and the “Existing Warrant Agreement”), as assumed by the Company pursuant to the Warrant Assumption Agreement, dated January 24, 2023, by and among JCIC, the Company and the Warrant Agent (the “Warrant Assumption Agreement” and, together with the Existing Warrant Agreement, the “Warrant Agreement”) described herein, which are exhibits to our Annual Report on Form 10-K/A for the year ended December 31, 2023, which is incorporated by reference into this prospectus. We urge to you read each of the Amended and Restated Charter, the Amended and Restated Bylaws and the warrant-related documents described herein in their entirety for a complete description of the rights and preferences of our securities.

Authorized Capitalization

The Amended and Restated Charter authorizes the issuance of 1,010,000,000 shares, consisting of (a) 1,000,000,000 shares of Common Stock, $0.0001 par value per share, and (b) 10,000,000 shares of preferred stock, $0.0001 par value per share (of which 1,000,000 shares are designated as the “Series A Preferred Stock”).

As of December 6, 2024, there were outstanding 54,186,159 shares of Common Stock, 315,789.473684 shares of Series A Preferred Stock and 26,649,874 Warrants (as defined below), consisting of 17,249,874 Public Warrants (as defined below) and 9,400,000 Private Placement Warrants (as defined below).

Common Stock

The holders of Common Stock are entitled to one vote for each share held on all matters to be voted on by stockholders. There is no cumulative voting with respect to the election of directors.

Subject to the Delaware General Corporation Law (the “DGCL”) and the rights of holders of Preferred Stock, holders of Common Stock are entitled to receive ratable dividends when, as and if declared by our board of directors (the “Board”) out of funds legally available therefor.

If the Company liquidates, dissolves or wind ups, holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over Common Stock.

Subject to the DGCL and the rights of holders of Series A Preferred Stock, holders of our Common Stock have no preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to our Common Stock.

Preferred Stock

The Amended and Restated Charter authorizes the issuance of Series A Preferred Stock (as described below) and provides that shares of preferred stock may be issued from time to time in one or more additional series. The Board is authorized to fix the powers, designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, of any wholly unissued series of preferred stock, including, without limitation, dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including, without limitation, sinking fund provisions), redemption price or prices and liquidation preferences of any such series, and the number of shares constituting any such series and the designation thereof, or any of the foregoing. Subject to the terms of any outstanding preferred stock, the Board may, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of Common Stock and could have anti-takeover effects. The ability of the Board to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management.

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Series A Preferred Stock

Dividends. Holders of the Series A Preferred Stock are entitled to receive dividends, paid twice per year, in cash or, at the election of the Company, by increasing the per share liquidation preference for such shares of Series A Preferred Stock. Dividends accrue on the Series A Preferred Stock daily, computed on the basis of a 365-day year, at a compounding rate initially anticipated to be 7.00% per annum but to increase to 9.00% per for the period from (and including) April 25, 2028 to (but excluding) April 25, 2029 and eventually to increase to 11.00% per annum from and after April 25, 2029 and subject to further increase upon the occurrence of certain events. The per share liquidation preference is equal to the initial issuance price plus all accrued and unpaid dividends, whether or not declared. All payments and dividends in respect of the Series A Preferred Stock will be allocated among the holders thereof pro rata in proportion to the value of the shares of Series A Preferred Stock held thereby. No dividends shall be paid or payable to any other holders the Company’s capital stock unless and until the holders of Series A Preferred Stock have received cumulative distributions equal to the aggregate liquidation preference of the Series A Preferred Stock.

Conversion. Each share of Series A Preferred Stock is convertible, at the holder’s election at any time, into such number of shares of Common Stock (or such other applicable securities in the case of merger, reorganization, recapitalization, reclassification or consolidation) as is determined by dividing (x) the then current accrued liquidation preference of such shares (including any accrued and unpaid dividends since the most recent dividend payment date) by (y) a conversion price of $11.00 per share for such share of Series A Preferred Stock, subject to specified adjustments as set forth in Article IV of the Amended and Restated Charter. No fractional securities will be issued upon conversion of a share of Series A Preferred Stock, and, in lieu of such fractional shares, the Company will pay cash equal to such fraction multiplied by the applicable conversion price.

Optional Redemption. At any time and from time to time on or after April 25, 2027, the Company will have the right, in its sole discretion, to give notice of its election to redeem all or any portion of the outstanding shares of Series A Preferred Stock, for an amount in cash equal to the then current accrued liquidation preference of such shares (including any accrued and unpaid dividends since the most recent dividend payment date). Prior to April 25, 2027, in connection with the consummation of certain fundamental changes (as more fully described in the Amended and Restated Charter but including, among other things, certain change-in- control transactions and asset sales), the Company will have the right, in its sole discretion, to give notice of election to redeem all or any portion of the outstanding shares of Series A Preferred Stock, for an amount in cash equal to the then current accrued liquidation preference of such shares (including any accrued and unpaid dividends since the most recent dividend payment date) plus a make-whole amount determined by reference to the dividends that would be accrued through April 25, 2027, discounted to the date of redemption on a quarterly basis at the treasury rate on the date of the redemption plus 50 basis points. Any redemption of fewer than all of the outstanding shares of Series A Preferred Stock will be made pro rata in proportion to the value of the shares of Series A Preferred Stock held. No share of Series A Preferred Stock that is converted into Common Stock prior to the applicable redemption date shall be subject to redemption.

Mandatory Redemption. On April 25, 2032, the Company will be required to redeem and purchase all outstanding shares of Series A Preferred Stock for an amount, in cash, equal to the then current accrued liquidation preference of such shares (including any accrued and unpaid dividends since the most recent dividend payment date), up to but not including April 25, 2032.

Redemption in Connection with Reorganization Events and Fundamental Change Transactions. If the Company undergoes certain fundamental changes (as more fully described in Article IV of the Amended and Restated Charter but including, among other things, certain change-in-control transactions and asset sales), a holder of Series A Preferred Stock may give notice of its election to have us fully redeem all of such holder’s outstanding Series A Preferred Stock, for an amount in cash equal to the then current accrued liquidation preference of such shares (including any accrued and unpaid dividends since the most recent dividend payment date). Such redemption shall not be required if the shares of Series A Preferred Stock are purchased at the abovementioned redemption price (determined by reference to the date upon which such transaction is consummated) in connection with (and no later than the time of consummation of) such fundamental change transaction. If applicable law does not permit us to consummate any such redemption, the Company will be restricted from consummating the applicable fundamental change transaction unless (x) at the closing of the transaction, all of the shares of Series A Preferred Stock are purchased for an amount in cash equal to the abovementioned redemption price (determined by reference to the date upon which such fundamental change occurs) or (y) the Company gives a written notice of the terms and conditions of such transaction, which such notice affords the holders of the Series A Preferred Stock the right, but not the obligation, to elect to engage with us in an alternative transaction on terms that are the same as those of the applicable proposed fundamental change transaction (such right of first refusal described more fully in Article IV of the Amended and Restated Charter).

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Voting Rights. The shares of Series A Preferred Stock have no voting rights except as required by Delaware law or with respect to the amendment, alteration or repeal of any provision of the Amended and Restated Charter, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting powers of the share of Series A Preferred Stock.

Consent Rights. For so long as any shares of Series A Preferred Stock remain outstanding, the Company may not, and shall cause its subsidiaries not to, without the written consent or approval of the holders of Series A Preferred Stock representing not less than 55% of the outstanding value of Series A Preferred Stock (provided that at any time during which there are two or more unaffiliated holders of Series A Preferred Stock, this 55% must include at least two unaffiliated holders of Series A Preferred Stock), (i) create, authorize or issue (by reclassification or otherwise) any equity securities of the Company, including any additional shares of Series A Preferred Stock or other security convertible into or exchangeable for any of the Company’s equity securities, having rights, preferences or privileges ranking senior to the Series A Preferred Stock or pari passu with the Series A Preferred Stock, (ii) amend, modify, restate, repeal or make any other change (by amendment, merger, consolidation, operation of law or otherwise) to any provision of the Company’s or the Company’s subsidiaries’ organizational documents in a manner which adversely alters or changes the rights, preferences or privileges of the Series A Preferred Stock (provided that any issuance of securities junior to the Series A Preferred Stock shall not be deemed to be adverse to the Series A Preferred Stock), (iii) prior to payment in full in cash of the liquidation preference on all outstanding shares of Series A Preferred Stock, effect any dividend or distribution to or redemption of any other shares of the Company’s capital stock or equity securities (other than the shares of Series A Preferred Stock), (iv) amend, modify or waive the terms of the Series A Preferred Stock, (v) effect certain mergers or consolidations or sell all or substantially all of the Company’s and the Company’s subsidiaries’ assets (as more fully described in Article IV of the Amended and Restated Charter) unless the liquidation preference in respect of the Series A Preferred Stock is fully repaid, or in certain circumstances, the Series A Preferred Stock remains outstanding, (vi) consent to the Company’s or any of the Company’s subsidiaries’ liquidation, dissolution or winding up unless, in the case of the Company’s liquidation, dissolution or winding up, the Company shall have delivered to the holders of Series A Preferred Stock not less than 10 business days’ prior written notice of such transaction. The Company also may not, without the prior written consent or approval of the holders of Series A Preferred Stock representing not less than 85% of the outstanding value of Series A Preferred Stock, amend, waive, or modify the Amended and Restated Charter in ways (as more fully described in Article IV of the Amended and Restated Charter) that adversely alter or change the rights, preferences, privileges or obligations of the shares of Series A Preferred Stock. In addition, the Company shall not redeem or otherwise make any dividend or payment on the shares of Series A Preferred Stock other than in cash without the prior written consent or approval of each affected holder of such Series A Preferred Stock.

Warrants

Public Warrants

Each of the outstanding 26,649,874 outstanding warrants, consisting of 17,249,874 public warrants (the “Public Warrants”) and 9,400,000 private placement warrants (the “Private Placement Warrants” and together with the Public Warrants, the “Warrants”), entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below. Pursuant to the Warrant Agreement, a Warrant holder may exercise its Warrants only for a whole number of shares of Common Stock. The Warrants will expire January 24, 2028, at 5:00 p.m., New York City time.

We will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the shares of Common Stock underlying the Warrants is then effective and a prospectus relating thereto is current, subject to us satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No Warrant will be exercisable and we will not be obligated to issue a share of Common Stock upon exercise of a Warrant unless the shares of Common Stock issuable upon such Warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the Warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless. In no event will we be required to net cash settle any Warrant.

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Pursuant to the Warrant Agreement, we have filed with the SEC a registration statement for the registration, under the Securities Act, of the shares of Common Stock issuable upon exercise of the Warrants, and caused the same to become effective within 60 business days after the Closing (as defined in the Warrant Agreement), and we have agreed to use our commercially reasonable efforts to maintain the effectiveness of such registration statement and a current prospectus relating to those shares of Common Stock until the Warrants expire or are redeemed, as specified in the Warrant Agreement; provided that if shares of Common Stock are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at our option, require holders of Public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, but it will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. Warrant holders may, during any period when the Company will have failed to maintain an effective registration statement, exercise Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the Warrants for that number of shares of Common Stock equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the Warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the shares of Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the Warrant Agent.

Redemption of Warrants When the price per Share of Common Stock Equals or Exceeds $18.00.

The Company may redeem the Warrants (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per Warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each Warrant holder; and

•	if, and only if, the closing price per share of Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “-Warrants-Public Warrants-Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the Warrant holders.

The Company will not redeem the Warrants as described above unless the registration statement under the Securities Act covering the issuance of the shares of Common Stock issuable upon exercise of the Warrants is then effective and a current prospectus relating to those shares of Common Stock is available throughout the 30-day redemption period. If and when the Warrants become redeemable by the Company, the Company may exercise its redemption right even if the Company is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

The Company has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the Warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price per share of Common Stock may fall below the $18.00 redemption trigger price (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “-Warrants- Public Warrants-Anti-dilution Adjustments”) as well as the $11.50 (for whole shares) Warrant exercise price after the redemption notice is issued.

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Redemption of Warrants When the Price per Share of Common Stock Equals or Exceeds $10.00.

The Company may redeem the outstanding Warrants:

•	in whole and not in part;

•	at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) per share of Common Stock except as otherwise described below; if, and only if, the closing price per share of Common Stock equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “-Warrants-Public Warrants-Anti-dilution Adjustments”) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the Warrant holders; and

•	if the closing price per share of Common Stock for any 20 trading days within a 30- trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the Warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “-Warrants-Public Warrants-Anti-dilution Adjustments”), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

Beginning on the date the notice of redemption is given until the Warrants are redeemed or exercised, holders may elect to exercise their Warrants on a cashless basis. The numbers in the table below represent the number of shares of Common Stock that a Warrant holder will receive upon such cashless exercise in connection with a redemption by the Company pursuant to this redemption feature, based on the “fair market value” per share of Common Stock on the corresponding redemption date (assuming holders elect to exercise their Warrants and such Warrants are not redeemed for $0.10 per Warrant), determined for these purposes based on volume weighted average price per share of Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below. The Company will provide the Warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant or the exercise price of a Warrant is adjusted as set forth under the heading “ -Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant. If the exercise price of a Warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “-Anti-dilution Adjustments”, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “ -Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “ -Anti-dilution Adjustments”, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a Warrant pursuant to such exercise price adjustment.

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Redemption date	Fair Market value per share of Common Stock
(period to expiration of Warrants)	≤$10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	-	-	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Common Stock to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price per share of Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.277 shares of Common Stock for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price per share of Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.298 shares of Common Stock for each whole Warrant. In no event will the Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Common Stock per Warrant (subject to adjustment). Finally, as reflected in the table above, if the Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by the Company pursuant to this redemption feature, since they will not be exercisable for any shares of Common Stock.

This redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when the shares of Common Stock are trading at or above $10.00 per public share, which may be at a time when the trading price per share of Common Stock is below the exercise price of the Warrants.

As stated above, the Company can redeem the Warrants when the shares of Common Stock are trading at a price starting at $10.00 per share, which is below the exercise price of $11.50 per share, because it will provide certainty with respect to the capital structure and cash position while providing Warrant holders with the opportunity to exercise their Warrants on a cashless basis for the applicable number of shares. If the Company chooses to redeem the Warrants when the shares of Common Stock are trading at a price below the exercise price of the Warrants, this could result in the Warrant holders receiving fewer shares of Common Stock than they would have received if they had chosen to wait to exercise their Warrants for shares of Common Stock if and when such shares of Common Stock were trading at a price higher than the exercise price of $11.50 per share.

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No fractional shares of Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, the Company will round down to the nearest whole number of the number of shares of the Company’s Common Stock to be issued to the holder. If, at the time of redemption, the Warrants are exercisable for a security other than shares of the Company’s Common Stock pursuant to the Warrant Agreement, the Warrants may be exercised for such security. At such time as the Warrants become exercisable for a security other than shares of the Company’s Common Stock, the Company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the Warrants.

Redemption Procedures

A holder of a Warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the Warrant Agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the shares of Common Stock issued and outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of outstanding shares of Common Stock is increased by a capitalization or share dividend payable in shares of Common Stock, or by a split-up of ordinary shares or other similar event, then, on the effective date of such capitalization or share dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering made to all or substantially all holders of shares of Common Stock entitling holders to purchase shares of Common Stock at a price less than the “historical fair market value” (as defined below) will be deemed a share dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Common Stock) and (ii) one minus the quotient of (x) the price per share of Common Stock paid in such rights offering and (y) the historical fair market value. For these purposes, (i) if the rights offering is for securities convertible into or exercisable for shares of Common Stock, in determining the price payable per share of Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price per share of Common Stock as reported during the 10 trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of shares of Common Stock on account of such shares (or other securities into which the Warrants are convertible), other than (a) as described above or (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of shares issuable on exercise of each Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share in respect of such event.

If the number of outstanding share of Common Stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of the shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

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Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the Warrant exercise price will be adjusted by multiplying the Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding shares of Common Stock, the holder of a Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the shares of Common Stock held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. If less than 70% of the consideration receivable by the holders of shares of Common Stock in such a transaction is payable in the form of shares of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes value (as defined in the Warrant Agreement) of the Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.

The Warrants were issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the Warrants and the Warrant Agreement set forth in the prospectus filed by JCIC with the SEC on January 21, 2021, or defective provision (ii) amending the provisions relating to cash dividends on shares of Common Stock as contemplated by and in accordance with the Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Warrants, provided that the approval by the holders of at least 65% of the then-outstanding Public Warrants is required to make any change that adversely affects the interests of the registered holders. You should review a copy of the Warrant Agreement, which has been filed as an exhibit to our 10-K, for a complete description of the terms and conditions applicable to the Warrants.

The Warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their Warrants and receive shares of Common Stock. After the issuance of the shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholder.

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Private Placement Warrants

Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. JCIC Sponsor LLC (“JCIC Sponsor”), or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than JCIC Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants. The Private Placement Warrants are also redeemable in accordance with the Warrant Agreement (and must be redeemed if the Public Warrants are being redeemed) if the Reference Value (defined above) equals or exceeds $10.00 per share and does not equal or exceed $18.00 per share.

Except as described above under the heading “-Public Shareholders’ Warrants-Redemption of warrants when the price per Share of Common Stock equals or exceeds $10.00,” if holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the “Sponsor fair market value” (defined below) over the exercise price of the Warrants by (y) JCIC Sponsor fair market value. For these purposes, the “Sponsor fair market value” shall mean the average reported closing price per share of Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of Warrant exercise is sent to the Warrant Agent.

Any amendment to the terms of the Private Placement Warrants or any provision of the Warrant Agreement with respect to the Private Placement Warrants will require a vote of holders of at least 65% of the number of the then outstanding Private Placement Warrants.

Board of Directors

The Company’s business and affairs is managed under the direction of its board of directors. Under the Amended and Restated Charter, the Board is divided into three classes, designated as Class I, Class II and Class III, with each class consisting of three (3) directors. Class I directors will hold office for a term expiring at the 2026 annual meeting of stockholders; Class II directors will hold office for a term expiring at the 2024 annual meeting of stockholders; and Class III directors will hold office for a term expiring at the 2025 annual meeting of stockholders. At each succeeding annual meeting of the stockholders of the Company, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.

Committees of the Board of Directors

Pursuant to the Amended and Restated Bylaws, the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law. The Board has established and maintained an audit committee, a governance committee and a compensation committee, and may establish such other committees as it determines from time to time.

Pursuant to the Stockholders Agreement, Bridger Element LLC (“Bridger Element”) and its former equityholders, to the extent they collectively beneficially own (directly or indirectly) at least 10% of the outstanding Stock have the right, but not the obligation, to nominate the Chairperson of the Compensation and Nominating and Corporate Governance Committees of the Board, subject to satisfaction of applicable SEC and stock exchange requirements.

Limitations on Non-Citizens

To assist with the Company’s compliance with Subtitle VII of Title 49 of the United States Code, as the same may be amended from time to time, Article X of the Amended and Restated Charter and Article V of the Amended and Restated Bylaws contain provisions that limit Non-Citizens to not more than (x) 24.9% of the aggregate votes of all the Company’s outstanding voting securities or (y) 49.0% of the aggregate number of the Company’s outstanding equity securities and prohibit certain voting right and transfers of the Company’s securities to ensure that ownership by Non-Citizens will not exceed these amounts. Additionally, such equity securities owned by Non-Citizens may not be voted unless such shares are registered on the separate stock record maintained by the Company or any transfer agent (on behalf of the Company) for the registration of the Company’s equity securities held by Non-Citizens.

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Pursuant to the Amended and Restated Bylaws, at no time shall the number of Non-Citizens who serve as officers or director, respectively, of the Company exceed the limitations provided under Section 40102(a)(15) of Title 49 of the United States Code (which, as of the effective date of the Amended and Restated Bylaws and for informational purposes only, is one-third (1/3) of the total number of officers or director, respectively, then holding office).

“Non-Citizen” means persons or entities who are not “citizens of the United States” as defined in Section 40102(a)(15) under Subtitle VII of Title 49 of the United States Code, as the same may be amended from time to time.

Amendment of Our Charter or Bylaws

The DGCL generally provides that the affirmative vote of a majority of the outstanding shares entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as applicable, imposes a higher voting standard.

The affirmative vote of the holders of at least 66 2/3% of the voting power of all then-outstanding Company Common Stock entitled to vote generally in the election of directors, voting together as a single class, is required to adopt, amend or repeal the Amended and Restated Bylaws and the provisions in the Amended and Restated Charter related to directors, indemnification and limitation of liability on directors and officers, Bylaw amendments, special stockholder meetings and no action by written consent of the stockholders, corporate opportunities waiver, forum selection and amendments to the Charter.

Anti-Takeover Effects of Delaware Law, the Amended and Restated Charter and the Amended and Restated Bylaws

Some provisions of the DGCL, the Amended and Restated Charter and the Amended and Restated Bylaws contain provisions that could make the following transactions more difficult: an acquisition the Company by means of a tender offer; an acquisition of the Company by means of a proxy contest or otherwise; or the removal of the Company’s incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in the Company’s best interests, including transactions which provide for payment of a premium over the market price for the Company’s shares.

Stockholder Meetings

The Amended and Restated Bylaws provide that a special meeting of stockholders may be called only by the Chairperson of the Board, chief executive officer or the Board.

Requirements for Advance Notification of Stockholder Nominations and Proposals

The Amended and Restated Bylaws establish advance notice procedures with respect to stockholder proposals to be brought before a stockholder meeting and the nomination of candidates for election as directors, other than nominations made by or at the direction of the Board or a committee of Board.

Elimination of Stockholder Action by Written Consent

The Amended and Restated Bylaws do not permit stockholders to act by written consent without a meeting.

Staggered Board

The Board is divided into three (3) classes. Except for the directors first elected as Class I directors and Class II directors, the directors in each class serve for a three-year term, one class being elected each year by the Company’s stockholders. This system of electing and removing directors may tend to discourage a third-party from making a tender offer or otherwise attempting to obtain control of the Company, because it generally makes it more difficult for stockholders to replace a majority of the directors.

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Removal of Directors

The Amended and Restated Charter provides that no member of the Board may be removed from office by the Company’s stockholders except for cause and, in addition to any other vote required by law, upon the approval of at least a majority of the total voting power of all then-outstanding shares of capital stock then entitled to vote in the election of directors.

Stockholders Not Entitled to Cumulative Voting

The Amended and Restated Charter does not permit stockholders to cumulate their votes in the election of directors. Accordingly, the holders of a majority of the outstanding shares of Common Stock entitled to vote in any election of directors can elect all of the directors standing for election, if they choose, other than any directors that holders of our preferred stock may be entitled to elect.

Delaware Anti-Takeover Statute

The Amended and Restated Charter provides that the Company is not governed by Section 203 of the DGCL which, in the absence of such provisions, would have imposed additional requirements regarding mergers and other business combinations.

However, the Amended and Restated Charter includes a provision that restricts the Company from engaging in any business combination with an interested stockholder for three (3) years following the date that person becomes an interested stockholder. Such restrictions do not apply to any business combination between JCIC Sponsor, certain direct and indirect stockholders of the Company that are affiliates of Blackstone Inc. (the “BTO Stockholders”), Banc of America Strategic Investments Corporation, JPMorgan Chase Funding Inc., Bridger Element, Mr. McAndrew Rudisill, former Chief Investment Officer and director of the Company, Mr. Timothy Sheehy, former Chief Executive Officer, director and founder of the Company, and Mr. Matthew Sheehy, former director of the Company, and any successors or affiliate thereof or their direct and indirect transferees, on the one hand, and us, on the other hand.

The Company would be able to enter into a business combination with an interested stockholder if:

(a) before that person became an interested stockholder, the Board approved the business combination or the transaction in which the interested stockholder became an interested stockholder;

(b) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned by (i) persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

(c) at or subsequent to such time, the business combination is approved by the Board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock of the Company that is not owned by the interested stockholder; or

(d) the stockholder became an interested stockholder inadvertently and (i) as soon as practicable divested itself of ownership of sufficient shares so that the stockholder ceased to be an interested stockholder and (ii) was not, at any time within the three-year period immediately prior to a business combination between the Company and such stockholder, an interested stockholder but for the inadvertent acquisition of ownership.

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In general, a “business combination” is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” is any person who, together with affiliates and associates, is the owner of 15% or more of the Company’s outstanding voting stock or is the Company’s affiliate or associate and was the owner of 15% or more of the Company’s outstanding voting stock at any time within the three-year period immediately before the date of determination. Under the Amended and Restated Charter, an “interested stockholder” does not include JCIC Sponsor, the BTO Stockholders, Banc of America Strategic Investments Corporation, JPMorgan Chase Funding Inc., Bridger Element, Mr. McAndrew Rudisill, Mr. Timothy Sheehy and Mr. Matthew Sheehy and any successors or affiliate thereof or their direct and indirect transferees.

This provision of the Amended and Restated Charter could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire the Company even though such a transaction may offer the Company’s stockholders the opportunity to sell their stock at a price above the prevailing market price. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the Board.

Exclusive Forum

The Amended and Restated Charter provides that unless a majority of the Board, acting on behalf of the Company, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, another state court located within the State of Delaware or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware), to the fullest extent permitted by law, shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company or any of its directors, officers or other employees arising pursuant to any provision of the DGCL, the Amended and Restated Charter or the Amended and Restated Bylaws (in each case, as may be amended from time to time), (iv) any action asserting a claim against the Company or any of its directors, officers or other employees governed by the internal affairs doctrine of the State of Delaware or (v) any other action asserting an “internal corporate claim,” as defined in Section 115 of the DGCL, in all cases subject to the court’s having personal jurisdiction over all indispensable parties named as defendants. Subject to the preceding provisions and unless a majority of the Board, acting on behalf of the Company, consents in writing to the selection of an alternative forum (which consent may be given at any time, including during the pendency of litigation), the federal district courts of the United States of America, to the fullest extent permitted by law, shall be the sole and exclusive forum for the resolution of any action asserting a cause of action arising under the Securities Act.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and stockholders of corporations for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. The Amended and Restated Charter includes a provision that eliminates, to the fullest extent permitted by the DGCL (as currently in effect or as it may in the future be amended), the personal liability of the Company’s directors for damages for any breach of fiduciary duty as a director.

Dissenters’ Rights of Appraisal and Payment

Under the DGCL, with certain exceptions, the Company’s stockholders will have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.

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Stockholders’ Derivative Actions

Under the DGCL, any of the Company’s stockholders may bring an action in the Company’s name to procure a judgment in the Company’s favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of the Company’s shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.

Transfer Agent and Warrant Agent

Continental Stock Transfer & Trust Company is the transfer agent for our Common Stock and the Warrant Agent for our Warrants.

Listing of our Common Stock and our Warrants

Shares of our Common Stock and our Warrants are listed on Nasdaq under the symbols “BAER” and “BAERW,” respectively.

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SELLING STOCKHOLDERS

This prospectus relates to the possible resale by certain of the Selling Stockholders from time to time of up to an aggregate of 9,621,454 shares of Common Stock. The term “Selling Stockholders” includes donees, pledgees, transferees, assignees or other successors in interest selling securities received after the date of this prospectus from a Selling Stockholder as a gift, pledge, partnership distribution or other transfer.

On June 28, 2024, we acquired 100% of the outstanding equity interests of Flight Test & Mechanical Solutions, Inc. (“FMS”), a turnkey provider of integration solutions for government and commercial customers, including instrumentation, flight testing and airworthiness certification, through a merger of a newly formed wholly-owned subsidiary of the Company with and into FMS (the “FMS Acquisition”). Pursuant to the terms of the FMS Merger Agreement, the aggregate consideration payable to the former stockholders of FMS is $20.6 million, payable solely in shares of Common Stock, with $17.51 million payable at closing (subject to adjustment for FMS closing cash, accrued dividends and net working capital in accordance with the terms of the FMS Merger Agreement), and up to $3.09 million of contingent equity earnout consideration. Upon the closing of the FMS Acquisition and settlement of certain post-closing purchase price adjustments pursuant to the FMS Merger Agreement, 3,867,289 restricted shares of Common Stock were issued to the former stockholders of FMS (determined based upon a volume-weighted average per-share price (“VWAP”) of the Common Stock for the 90 consecutive trading days ended June 27, 2024). The $3.09 million of contingent Common Stock consideration is contingent upon the achievement of certain earnout conditions and, assuming achievement of such conditions, will be issued to the former FMS stockholders in 2025 and 2026 with the price per share determined based upon a trailing 90-day VWAP of the Common Stock at the time of each issuance. Pursuant to the terms of the FMS Merger Agreement, the maximum number of shares of Common Stock issuable to former FMS stockholders as contingent earnout consideration will not exceed 5,754,165 shares in the aggregate. All of the shares of Common Stock issued and issuable in the FMS Acquisition are subject to transfer restrictions for an 18-month period after each issuance, with the transfer restrictions for the shares in each issuance expiring with respect to 1/18th of such shares of Common Stock each month over the 18-month period following such issuance.

None of the shares of Common Stock issued or issuable in the FMS Acquisition to the former FMS stockholders will be registered under the Securities Act at the time of sale in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act. In accordance with our obligations under the FMS Merger Agreement, we agreed to register the resale of such shares of Common Stock offered by the Selling Stockholders hereby under the Securities Act.

The following table sets forth information concerning the shares of Common Stock that may be offered from time to time by each Selling Stockholder, assuming the maximum number of contingent earnout shares of Common Stock (5,754,165) are issued in accordance with the terms of the FMS Merger Agreement. The number of shares beneficially owned by each Selling Stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the Selling Stockholder has sole or shared voting power or investment power. Percentage ownership is based on 54,186,159 shares of Common Stock outstanding as of December 6, 2024. For purposes of this table, we have assumed that (i) the maximum number of contingent earnout shares of Common Stock (5,754,165) are issued to the Selling Stockholders in accordance with the terms of the FMS Merger Agreement and (ii) the Selling Stockholders will have sold all of the shares of Common Stock covered by this prospectus upon the completion of the offering. Each of the Selling Stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the Selling Stockholders unless noted otherwise. Except as disclosed in the footnotes to the table below, to our knowledge, none of the Selling Stockholders has, or during the three years prior to the date of this prospectus has had, any position, office or other material relationships with us or any of our controlled affiliates.

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The information in the following table has been provided to us by or on behalf of the Selling Stockholders and the Selling Stockholders may have sold, transferred or otherwise disposed of all or a portion of the shares of Common Stock after the date on which they provided us with information regarding their securities. A Selling Stockholder may sell all, some or none of his, her or its shares of Common Stock in this offering. See the section of this prospectus entitled “Plan of Distribution.”

	Common Stock Beneficially Owned Before this Offering		Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus	Common Stock Beneficially Owned Upon Completion of this Offering
Selling Stockholder	Number	Percentage	Number	Number	Percentage
Christie Blaylock(1)	185,447	*	185,447	–	–
Wallis V. Collie(2)	1,636,301	3.0%	1,636,301	–	–
Steven A. Edwards(3)	1,636,301	3.0%	1,636,301	–	–
Jared Gates(4)	109,087	*	109,087	–	–
Robert C. Krueger(5)	1,636,301	3.0%	1,636,301	–	–
Michael Phillips(6)	163,631	*	163,631	–	–
Andrew S. Revill(7)	218,175	*	218,175	–	–
Brian Schuster(8)	163,631	*	163,631	–	–
Peter Van Staagen(9)	54,543	*	54,543	–	–
Jesse G. Whitfield(10)	3,818,037	7.0%	3,818,037	–	–

*	Less than 1%.

(1)	Consists of (i) 74,539 shares of Common Stock issued upon the closing of the FMS Acquisition and settlement of certain post-closing purchase price adjustments pursuant to the FMS Merger Agreement and (ii) up to 110,908 shares of Common Stock that may be issuable upon the achievement of certain earnout conditions set forth in the FMS Merger Agreement.

(2)	Consists of (i) 657,702 shares of Common Stock issued upon the closing of the FMS Acquisition and settlement of certain post-closing purchase price adjustments pursuant to the FMS Merger Agreement and (ii) up to 978,599 shares of Common Stock that may be issuable upon the achievement of certain earnout conditions set forth in the FMS Merger Agreement.

(3)	Consists of (i) 657,702 shares of Common Stock issued upon the closing of the FMS Acquisition and settlement of certain post-closing purchase price adjustments pursuant to the FMS Merger Agreement and (ii) up to 978,599 shares of Common Stock that may be issuable upon the achievement of certain earnout conditions set forth in the FMS Merger Agreement.

(4)	Consists of (i) 43,847 shares of Common Stock issued upon the closing of the FMS Acquisition and settlement of certain post-closing purchase price adjustments pursuant to the FMS Merger Agreement and (ii) up to 65,240 shares of Common Stock that may be issuable upon the achievement of certain earnout conditions set forth in the FMS Merger Agreement.

(5)	Consists of (i) 657,702 shares of Common Stock issued upon the closing of the FMS Acquisition and settlement of certain post-closing purchase price adjustments pursuant to the FMS Merger Agreement and (ii) up to 978,599 shares of Common Stock that may be issuable upon the achievement of certain earnout conditions set forth in the FMS Merger Agreement.

(6)	Consists of (i) 65,771 shares of Common Stock issued upon the closing of the FMS Acquisition and settlement of certain post-closing purchase price adjustments pursuant to the FMS Merger Agreement and (ii) up to 97,860 shares of Common Stock that may be issuable upon the achievement of certain earnout conditions set forth in the FMS Merger Agreement.

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(7)	Consists of (i) 87,694 shares of Common Stock issued upon the closing of the FMS Acquisition and settlement of certain post-closing purchase price adjustments pursuant to the FMS Merger Agreement and (ii) up to 130,481 shares of Common Stock that may be issuable upon the achievement of certain earnout conditions set forth in the FMS Merger Agreement.

(8)	Consists of (i) 65,771 shares of Common Stock issued upon the closing of the FMS Acquisition and settlement of certain post-closing purchase price adjustments pursuant to the FMS Merger Agreement and (ii) up to 97,860 shares of Common Stock that may be issuable upon the achievement of certain earnout conditions set forth in the FMS Merger Agreement.

(9)	Consists of (i) 21,923 shares of Common Stock issued upon the closing of the FMS Acquisition and settlement of certain post-closing purchase price adjustments pursuant to the FMS Merger Agreement and (ii) up to 32,620 shares of Common Stock that may be issuable upon the achievement of certain earnout conditions set forth in the FMS Merger Agreement.

(10)

Consists of (i) 1,534,638 shares of Common Stock issued upon the closing of the FMS Acquisition and settlement of certain post-closing purchase price adjustments pursuant to the FMS Merger Agreement and (ii) up to 2,283,399 shares of Common Stock that may be issuable upon the achievement of certain earnout conditions set forth in the FMS Merger Agreement.

FMS, a wholly-owned subsidiary of the Company, leases office space in Huntsville, Alabama for $11,500 per month from SMF Properties LLC. Mr. Whitfield is the sole member of SMF Properties LLC. The term of such lease is from July 2024 until July 2034.

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PLAN OF DISTRIBUTION

We are registering the shares of Common Stock issued to the Selling Stockholders to permit the resale of such shares of Common Stock by the holder of such shares of Common Stock from time to time after the date of this prospectus. The Selling Stockholders may from time to time offer some or all of the shares of Common Stock covered by this prospectus. To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. The Selling Stockholders will not pay any of the costs, expenses and fees in connection with the registration of the shares covered by this prospectus, but they will pay any and all underwriting discounts, selling commissions and similar charges attributable to sales of the shares. We will not receive any proceeds from the sale of the shares of our Common Stock covered hereby. The Selling Stockholders may sell some or all of the shares of Common Stock covered by this prospectus from time to time or may decide not to sell any of the shares of Common Stock covered by this prospectus. As used in this prospectus, “Selling Stockholders” includes donees, pledgees, transferees, assignees or other successors in interest selling securities received from a Selling Stockholder as a gift, pledge, partnership distribution, assignment or other transfer. The Selling Stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then-current market price or in negotiated transactions. The Selling Stockholders may dispose of their shares by one or more of, or a combination of, the following methods:

•	distributions to members, partners, stockholders or other equityholders of the Selling Stockholders;

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of Nasdaq;

•	through trading plans entered into by Selling Stockholders pursuant to Rule 10b5-1 under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	to or through underwriters or broker-dealers;

•	in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.

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In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. A Selling Stockholder that is an entity may elect to make an in-kind distribution of Common Stock to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such members, partners, stockholders or other equityholders are not affiliates of ours, such members, partners, stockholders or other equityholders would thereby receive freely tradable shares of Common Stock pursuant to a distribution pursuant to the registration statement of which this prospectus forms a part.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of Common Stock in the course of hedging the positions they assume with Selling Stockholders. The Selling Stockholders may also sell shares of Common Stock short and redeliver the shares to close out such short positions. The Selling Stockholders may also enter into option or other transactions with broker-dealers or other financial institutions that require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Stockholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).

A Selling Stockholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Stockholders or borrowed from any Selling Stockholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Stockholders in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Stockholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

In effecting sales, broker-dealers or agents engaged by the Selling Stockholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Stockholders in amounts to be negotiated immediately prior to the sale.

In offering the shares covered by this prospectus, the Selling Stockholders and any broker-dealers who execute sales for the selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any profits realized by the Selling Stockholders and the compensation of any broker-dealer may be deemed to be underwriting discounts and commissions.

In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

We have advised the Selling Stockholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling stockholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Stockholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. We have agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act, relating to the registration of the shares offered by this prospectus. The Selling Stockholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities under the Securities Act.

At the time a particular offer of shares is made, if required, a prospectus supplement will be distributed that will set forth the number of shares being offered and the terms of the offering, including the name of any underwriter, dealer or agent, the purchase price paid by any underwriter, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public.

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LEGAL MATTERS

The validity of the Common Stock offered by this prospectus will be passed upon for us by Sidley Austin LLP.

EXPERTS

The consolidated financial statements of the Company incorporated in this prospectus by reference to Amendment No. 1 to our Annual Report on Form 10-K/A for the fiscal year ended December 31, 2023, filed with the SEC on July 12, 2024, have been so incorporated in reliance on the report of Crowe LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

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